Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Panavision Inc.:

We consent to the use of our report dated December 11, 2018, with respect to the consolidated balance sheet of Panavision Inc. as of December 31, 2016, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2016, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

December 11, 2018